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                                                                    EXHIBIT 10.1



                                 July 26, 2000


Ms. Elizabeth L. Nichols
416 Jackson Blvd.
Nashville, TN  37205

Dear Mrs. Nichols:

     This letter agreement memorializes the agreement that you have reached with JDN Realty Corporation (hereinafter referred to as "JDN Realty" or the "Company") (the "Agreement") regarding the termination of your relationship and resignation from all employment, offices and directorships held with JDN Realty. The purpose of the Agreement is to establish mutually agreeable arrangements for the termination of the Employment Agreement between you and JDN Realty dated as of December 1, 1996 (the "Employment Agreement") and for otherwise terminating your relationship with JDN Realty.

     With those understandings and in exchange for the promises set forth below, you and JDN Realty agree as follows:

     1.  Separation.  You hereby confirm your resignation from the office of
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President of JDN Realty effective September 1, 2000 (the "Separation Date"), and your resignation from your position as a director of JDN Realty effective
August 20, 2000. Said resignations have been accepted by JDN Realty. (Your separation as an employee and your resignation from your offices and directorships shall be referred to hereinafter as the "Separation"). You shall remain on the payroll of JDN Realty and receive your regular base salary until the Separation Date.

     2.  Obligations and Rights of JDN Realty.  JDN Realty hereby agrees to the
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following terms:

          (a) Payment.  In consideration for your resignation from JDN Realty
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and the relinquishment of your rights under the Employment Agreement, the
Company agrees to pay to you the sum of $1,960,000, with $980,000 of that amount being paid on September 1, 2000, and the other $980,000 to be paid on December
1, 2000. You understand and agree that JDN Realty is not making this conveyance as compensation to you for any past or future services provided to JDN Realty, and you assume all obligation to pay, and are solely liable for, all applicable taxes, including, without limitation, all federal and state income tax.
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          (b) Accrued Vacation.  The Company agrees to pay you the value of your
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current accrued vacation time, which in the aggregate equals $42,403.80, less applicable withholding. Such payment shall be made on or before September 1, 2000.

          (c) Use of Office Space.  JDN Realty agrees that you may have access
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to and use the JDN Realty office located on Cleghorn Road in Nashville,
Tennessee through December 31, 2000, or until the closing date of a sale of that office, or until that office is sub-leased to a party which is not a subsidiary or affiliate of JDN Realty, whichever occurs first.

          (d) Option to Purchase Company Vehicle.  You shall have the option to
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purchase the vehicle used by you as a company vehicle prior to your resignation for the value at which the vehicle is carried on the Company's books as of the date of purchase. You must notify JDN Realty of your election to purchase the vehicle no later than September 1, 2000.

          (e) Health Insurance and COBRA Coverage.  As of the Separation Date,
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you will no longer be entitled to participate in or receive benefits available to employees of JDN Realty; provided, however, that nothing herein shall be construed to affect your or your dependents' rights thereafter to receive continuous coverage to the extent authorized by and consistent with the Consolidated Omnibus Budget Reconciliation Act ("COBRA") or any other benefits the continuation of which is required by law, entirely at your own cost after your right to benefit continuation ends under this paragraph.

          (f) Exclusivity.  This Agreement sets forth all of the consideration
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to which you are entitled by reason of your past employment and relationship with JDN Realty and the Separation, and you shall not be entitled to or eligible for any payments or benefits under any other severance, equity, bonus, retention or incentive policy, arrangement or plan of JDN Realty, except as specifically set forth herein.

     3.  Employee Obligations.  You hereby agree to the following terms:
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          (a)  Cooperation in Legal Matters.
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               (i)  Subject to and in accordance with the terms of this
                    subparagraph 3(a), you agree to continue to cooperate fully with JDN Realty and any of its subsidiaries and affiliated entities (collectively, the "Companies") (as applicable), in
                    (1) the defense or prosecution of any claims or actions which have been brought or which are hereafter brought against or on behalf of any or all of the Companies (as applicable); and (2) responding to

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                    any governmental audit, inspection, inquiry, proceeding or investigation, any of which relate to events that transpired during your employment with JDN Realty. "Full cooperation" shall include, without limitation: (1) promptly notifying JDN Realty in writing of any subpoena, interview, investigation, or inquiry concerning events that transpired during your employment with JDN Realty; (2) meeting with counsel for, or other designated representatives of, one or more of the Companies (as applicable) upon reasonable notice and with the opportunity to be accompanied by counsel, to prepare for discovery or trial and to discuss relevant issues and provide relevant information to the fullest extent possible without waiving the attorney client privilege, but only to the extent you do not have an interest in the lawsuit, proceeding or action at issue which is adverse to the interests of the one or more Companies involved in such lawsuit, action or proceeding; and (3) testifying truthfully as a witness at reasonable times upon the request of one or more of the Companies (as applicable) without being in any way required to waive your privilege against self incrimination.

               (ii) Nothing contained in this Paragraph 3(a) shall be construed to require you to divulge information which is covered by the attorney client privilege absent a written joint defense agreement agreed to and signed by the one or more Companies requesting the information.

          (b) Stock Options.  The parties acknowledge and agree that you have
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heretofore been granted options to purchase 75,000 shares of Common  Stock at an exercise price of $13.50 per share, 165,208.50 shares of Common Stock at an exercise price of $14.67 per share, and 225,000 shares of Common Stock at an exercise price of $20.75 per share (the "Options"). You hereby agree to forfeit the 225,000 Options having an exercise price of $20.75 per share (the "Forfeited Options"). You will be entitled to retain the 75,000 Options having an exercise price of $13.50 per share and the 165,208.5 Options having an exercise price of $14.67 per share (the "Retained Options"), and JDN Realty agrees to extend the date through which you may exercise the Retained Options to June 30, 2001, notwithstanding the terms of any other agreement entered into prior hereto regarding the Retained Options. The Retained Options in all other respects shall be governed by those certain agreements between you and the

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Company dated as of March 21, 1994, December 5, 1995, and July 23, 1997
pertaining to the Retained Options.

          (c) Deferred Bonus Plan; Long-Term Incentive Plan.  The parties agree
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to the following with respect to: (i) the 8,746.50 shares awarded to you pursuant to JDN Realty's 1998 Deferred Bonus Plan which have not yet vested (the "Unvested Bonus Plan Shares"); and (ii) the 128,572 unvested shares of JDN Realty's Common Stock awarded to you pursuant to JDN Realty's 1999 Long-Term Incentive Plan (the "LTIP Shares"). The Company agrees to treat the LTIP Shares and the Unvested Bonus Plan Shares as being fully vested as of the Separation Date. You shall remain liable for any tax obligation associated under the vesting and/or issuance of such shares.

          (d) Stand-Still.  In connection with your resignation as a director of
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the Company, and subject to the exceptions noted herein, for a period of one year following the Separation Date, you agree not to, directly or indirectly,
(a) call or seek to call a Special Meeting of the shareholders; (b) execute a written consent to take action without the necessity of a shareholder meeting;
(c) undertake those matters set forth in Item 4(b)-(e) of Schedule 13D (Rule 13d-1) of Section 13 of the Exchange Act of 1934; (d) participate as part of a "group" for purposes of Section 13 of the Exchange Act or Rule 13(d) and (e) thereunder; (e) participate in the solicitation of proxies or a tender-offer pursuant to Regulation 14A and 14D, respectively; (f) seek or propose to acquire control of the Company's Board of Directors; (g) take any action that could reasonably be expected to force the Company to make a public announcement regarding any of the types of matters referred to above; (h) enter into any discussions, negotiations, agreements, arrangements or understandings with any third party with respect to any of the foregoing; or (i) seek or encourage others (through providing financing or otherwise) to take any of the actions set forth in (a) through (h) above, provided, however, that the provisions of this subparagraph 3(d) shall not restrict the manner in which you may vote your shares of stock in the Company, and further provided that nothing contained in this Agreement shall be deemed to prevent you from participating in any bid for the Company or its material assets in the event the Board of Directors of the Company receives a bid from a third party, so long as the restrictions of this subparagraph 3(d) have otherwise been complied with.

     4.  Consulting Services for Development Company.  You hereby agree to
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provide non-exclusive consulting services to JDN Realty on an as needed basis through December 31, 2000 (the "Consulting Period") on the following terms.

          (a) In your capacity as a consultant to JDN Realty, you agree upon reasonable request by JDN Realty during the Consulting Period to assist the Company with respect to transitional matters that may arise following the

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Separation Date, and to respond to requests for assistance or information concerning the leasing, sale or management of properties, relationships with tenants of JDN Realty, or other business matters (but not with respect to legal matters except pursuant to section 3(a)) with which you became familiar while employed and serving as an officer of the Company.

          (b) It is intended and agreed by and between the parties that in providing consulting services during the Consulting Period, you are, and shall at all times serve as an independent contractor, and you understand and agree that during the Consulting Period, you are not an employee of any of the Companies and shall not be treated as an employee for any purpose. You understand and agree that as an independent contractor, you are required to pay and are solely liable for, all applicable taxes, including, without limitation, federal income tax, self-employment tax and state income tax on remuneration you receive in exchange for the Consulting Services and you may be required to pay quarterly estimated income taxes.

          (c) In exchange for your consulting services, you shall receive $1000 per each day during which such services are requested and provided.

     5.  Employment Agreement.
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          This Agreement supersedes all provisions of the Employment Agreement other than Section 11 (dealing with Indemnification), which is incorporated herein by reference and which shall continue to bind the parties in accordance with its terms.

     6.  Non-Solicitation.  In partial exchange for the consideration recited
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herein, you hereby covenant and agree as follows:

          (a)  Non-Solicitation.
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               (i)  For a period of two years after the Separation Date, you will not, except with the prior written consent of the Company, contact or solicit, or do business with or for, directly or indirectly, any customer, client, or tenant of JDN Realty or any of the Companies, whose identity you obtained, or with whom you developed a business relationship through your association with the Companies. The Company agrees to provide it's consent in circumstances in which it's representatives, in good faith, believe that to do so would not harm or conflict with the Company's business plans, operations or other interests.

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               (ii) For a period of two years after the Separation Date, you will not directly or indirectly, entice or induce, or attempt to entice or induce, any employee of the Companies to leave such employ, or employ any such person in any business similar to or in competition with that of the Companies. You may, however, employ former employees of the Companies, provided that the departure of such former employee or employees from JDN Realty or the other Companies, as applicable, in no way resulted from your direct or indirect actions, solicitation, efforts, or communications.

     7.  Confidentiality.
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         Except pursuant to a subpoena, or in testimony in any case, proceeding, investigation or inquiry, or in any audit, inspection or interview with any state or federal governmental agency, you will not disclose to any person or entity or use, at any time, any information not in the public domain or generally known in the industry, in any form, acquired by you while employed by the Company or any predecessor to the Company's business, and relating to any of the Companies, including but not limited to information regarding customers, vendors, suppliers, trade secrets, training programs, manuals or materials, technical information, contracts, systems, procedures, mailing lists, know-how, trade names, improvements, price lists, financial or other data (including the revenues, costs or profits associated with any of the Companies' services), business plans, code books, invoices and other financial statements, computer programs, software systems, databases, discs and printouts, plans (business, technical or otherwise), customer and industry lists, correspondence, internal reports, personnel files, sales and advertising material, telephone numbers, names, addresses or any other compilation of information, written or unwritten, which is or was used in the business of the Companies. You agree and acknowledge that all of such information, in any form, and copies and extracts thereof, are and shall remain the sole and exclusive property of the Companies, and that you have or will promptly upon the execution of this Agreement return to the Companies the originals and all copies of any such information provided to or acquired by you in connection with the performance of your duties for the Companies, and shall return to the Companies all files, correspondence and/or other communications received, maintained and/or originated by you during the course of your employment.

     8.  No Derogatory Statements.
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         (a) The parties mutually agree that, as part of the consideration for this Agreement, they will not, directly or indirectly, in any capacity or

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manner, take any action or cause any action to be taken which would be detrimental to the interests of the other party or parties, or in the case of the Companies, their respective officers, directors, agents and employees, including, without limitation, making, causing, encouraging or assisting to be made any statements, comments or remarks, whether verbal, in writing or electronically transmitted, which might reasonably be considered to be derogatory or defamatory, or to malign, harm, defame, disparage or damage the reputation and good name of, the other party or parties, or in the case of the Companies, their respective officers, directors, agents and employees.

         The provisions of this Subsection shall not apply to any truthful statement required to be made by the parties in any legal proceeding, required filings under the securities laws, or pursuant to any governmental or regulatory investigation.

         (b) A breach by either you or the Companies of any obligations under this Section shall not be deemed a material breach of this Agreement and shall not excuse you or the Companies from performing each of your respective obligations under this Agreement. The sole remedies for a violation of this Section shall be an action for damages caused by any such violation and/or to enjoin any further breach of the obligations of this Section.

     9.  Indemnification.  JDN Realty agrees to indemnify and advance to you
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reasonable expenses incurred in connection with any litigation or other legal or regulatory proceeding of any kind filed or initiated against the Companies or you by reason of your status as an officer or employee of JDN Realty, in accordance with the terms of the Articles of Incorporation and Bylaws of the Companies, Section 11 of the Employment Agreement (dealing with Indemnification) and your Indemnification Agreement with JDN Realty, or as might otherwise exist under applicable law (collectively, the "Governing Documents and Law"). All future advances and any indemnification sought by you shall be controlled by the Governing Documents and Law. JDN Realty also agrees to exercise reasonable efforts to cooperate with you in any reasonable attempts by you to seek an advancement of fees to which you may be entitled under applicable insurance policies.

     10.  Cooperation With Regard to Real Estate Licenses.  The parties mutually
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agree to exercise good faith efforts to assist one another in connection with any necessary or appropriate transfer of brokerage licenses held by you in connection with JDN Realty's business or operations.

     11.  No Other Representations.  You represent and acknowledge that in
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executing this Agreement, you do not rely and have not relied upon any representations or statements made by the Company or by any of the Company's

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agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise, except as set out herein.

     12.  Voluntary Agreement.  The parties represent and agree that they have
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consulted with attorneys of their choosing, have had a full and fair opportunity to consult with such attorneys, and that they have carefully read and considered all aspects of this Agreement, and enter into it voluntarily and in exchange for the consideration recited herein.

     13.  Successors.  This Agreement shall be binding upon you and the
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Companies and upon their respective heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of you, the Company, and your and their respective heirs, administrators, representatives, executors, successors and assigns. This Agreement is personal to you, and you may not assign or transfer any interests in, or rights or benefits under, this Agreement.

     14.  Notices.  Any notice required or permitted to be given under this
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Agreement shall be sufficient if in writing and if delivered by hand or by certified or registered mail or by a nationally recognized overnight delivery service, postage or other charges pre-paid, and addressed to: you, at the address set forth above (if such notice is addressed to you), with a copy to Robert J. Walker, Walker, Bryant & Tipps, 2100 First Union Tower, 150 Fourth Avenue North, Nashville, Tennessee 37219; or to JDN Realty Corporation, 359 East Paces Ferry Road, N.E., Fourth Floor, Atlanta, Georgia 30305, Attention:
President, with a copy to John L. Latham at Alston & Bird LLP, One Atlantic Center, 1201 W. Peachtree Street, Atlanta, Georgia 30309-3424, or such other address as may be designated by a party hereto in written notice to the other party hereto. Such notice shall be deemed to have been given or made on the date of delivery, if delivered by hand, or on the next following date if sent by mail or overnight delivery service.

     15.  Choice of Law; Attorneys' Fees.  This Agreement is made and entered
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into in the State of Georgia and shall, in all respects, be interpreted, enforced and governed under the laws of said State, without regard for the principles of conflicts of laws thereof, except for the non-solicitation provisions in paragraph 6 hereof, which shall be governed solely by the laws of the State of Tennessee. Any action or proceedings brought by a party seeking to enforce any provisions of, or based upon any right arising out of, this Agreement may be brought against any of the parties hereto in the courts of the State of Georgia for Fulton County or, if it has or can acquire jurisdiction, in a United States District Court for the State of Georgia sitting in Fulton County, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid

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therein. If legal action is commenced by either party to enforce or defend its rights under this Agreement, the prevailing party in such action shall be entitled to recover its costs and reasonable attorneys' fees in addition to any other relief granted.

     16.  Miscellaneous.  The language of all parts of this Agreement shall, in
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all cases, be construed as a whole, according to its plain meaning, and not strictly for or against any of the parties, and rules of interpretation or construction of contracts that would construe any ambiguity against the draftsman shall not apply. Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be part of this Agreement. As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so indicates or requires. This Agreement may be executed in any number of counterparts, each of which shall for all purposes be deemed to be an original but each of which, when so executed, shall constitute but one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart executed by the party against whom enforcement of this Agreement is sought. This Agreement sets forth the final and entire agreement between the parties hereto and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof. This Agreement may not be changed orally, but only by an instrument in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. The section and paragraph headings contained in this Agreement are for convenience of reference, and shall not limit or control, or be used to construe, the meaning of any provision herein. Any delay or omission by any party hereto in exercising any right hereunder shall not operate as a waiver of such right.

     If you agree that the terms set forth herein constitute the complete and final agreement of the parties with regard to your separation from the Companies, please sign and date below and return this Agreement to JDN Realty Corporation.

                                                  Sincerely,

                                                  JDN Realty Corporation


                                                  By: /s/ Craig Macnab
                                                      --------------------------
                                                      Craig Macnab

                                                  Title: CEO

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Accepted and agreed to:



/s/ Elizabeth L. Nichols
---------------------------------
Elizabeth L. Nichols

July 26, 2000
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Date

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